Exhibit 10.4

Second Amendment to Consulting Agreement
This Second Amendment to Consulting Agreement (this “Second Amendment”) is made on April 29, 2019 by and between Scientific Games Corporation, a Nevada corporation, (the “Company”) and Richard Haddrill (“Consultant”).
WHEREAS, the Company and Consultant entered into a Consulting Agreement dated as of February 26, 2018, which was amended effective as of January 1, 2019 (such amendment, the “First Amendment”);
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.The parties agree that the Term is extended until December 31, 2020.
2.Section 2 of the First Amendment is deleted in its entirety and replaced with the following: “Consultant agrees that the restrictive covenants set forth in Section 5 of his Employment Agreement and referenced in Section 4.1 of the Agreement are extended so that the ‘Covered Time’ as defined in Section 5.1(e) of the Employment Agreement shall mean the period beginning with the commencement of the Term and ending six (6) months following the expiration, or earlier termination, of the Agreement. The Company agrees that in the event the Consultant has a business opportunity with a casino operator, and the Consultant requests confirmation from the Company that the business opportunity with such casino operator does not violate his restrictive covenants, the Company will review the opportunity in connection with Consultant’s restrictive covenants and will not unreasonably withhold the requested confirmation. Consultant acknowledges that such restrictive covenant review process by the Company is separate from the Company’s review of the business opportunity in connection with the Conflicts of Interest section of its Code of Business Conduct, and, so long as Consultant is a member of the Company’s Board of Directors, its review of the opportunity under the related person transaction rules and the requirement that Consultant disclose positons on other public company board of directors under the Governance guidelines for members of the Company’s Board of Directors.”
3.All capitalized terms used in this Second Amendment and not defined herein shall have the meaning given to them in the Agreement. Except as set forth in this Second Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Consulting Agreement dated as of February 26, 2018, the First Amendment and this Second Amendment shall refer to the Agreement as amended by the First Amendment and this Second Amendment.
4.This Second Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Second Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Second Amendment.
[Signatures follow on the next page]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Second Amendment as of April 29, 2019.

SCIENTIFIC GAMES CORPORATION

By: Shawn Williams
Name: /s/ Shawn Williams
Title: SVP and CHRO

/s/ Richard Haddrill
Richard Haddrill

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